Exhibit 10.16
TEXTRON INC.
COMPENSATION AND BENEFITS SUMMARY
FOR NON-EMPLOYEE DIRECTORS
(EFFECTIVE JANUARY 1, 2023)

COMPENSATION

Cash Retainer
Non-employee directors receive an annual cash retainer of $130,000 which is paid in quarterly installments at the end of each full calendar quarter. Payments are prorated for partial calendar quarters served.

Committee chairpersons are paid an additional annual retainer, as follows: Audit, $15,000; Nominating and Corporate Governance, $20,000; and Organization and Compensation, $25,000. The Lead Director is paid an additional $45,000 annual retainer. Audit Committee members (including the Audit Committee chairperson) are paid an additional $15,000 annual retainer. The additional retainers are paid in cash in quarterly installments at the end of each full quarter, and payments are prorated for partial calendar quarters served.

Equity Program
Each year, each non-employee director elected at the Annual Meeting of Shareholders shall be granted Restricted Stock Units (“RSUs”) valued at $165,000 as of the date of the Annual Meeting. The RSUs will be issued under, and subject to the terms of, the Textron Inc. 2015 Long-Term Incentive Plan Equity Program for Non-Employee Directors. RSUs granted at the Annual Meeting of Shareholders will vest one year from the date of grant. Pro rata grants of RSUs issued to non-employee directors for a partial year of service will vest as of the date of the next Annual Meeting of Shareholders. Upon vesting, the RSUs will be settled in shares of Common Stock, however directors may elect to defer settlement of the RSUs until his or her separation from Board service.

Meeting Fees	There are no fees payable for attendance at any Board or committee meetings.

DEFERRED INCOME PLAN

Any percentage of the cash portion of the annual Board retainer ($130,000) or any percentage of the additional retainers may be deferred into either the stock unit account or an interest-bearing account under the Deferred Income Plan for Non-Employee Directors.

OTHER

Expenses	Reasonable travel, lodging and incidental expenses in connection with meetings are reimbursed.

Matching Gift Program	The Textron Charitable Trust will match Director contributions from a minimum gift of $25 to an aggregate maximum of $7,500 annually to any mix of cultural, educational, environmental or hospital institutions on a $1 for $1 basis.